Exhibit (h)(d)(13)

EXPENSE LIMITATION AGREEMENT

For the Pacific Dynamix Portfolios and Underlying Portfolios of Pacific Select Fund

THIS AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT for the Pacific Dynamix Portfolios and Underlying Portfolios of Pacific Select Fund, effective May 1, 2016, between Pacific Life Fund Advisors LLC (the “Adviser” or “PLFA”) and Pacific Select Fund (the “Trust”), on behalf of each of the Trust’s Pacific Dynamix Portfolios (each a “Portfolio,” collectively the “Pacific Dynamix Portfolios”).

WHEREAS, the Trust and Adviser are parties to a certain agreement entitled “Expense Limitation Agreement For the Pacific Dynamix Portfolios and Underlying Portfolios of Pacific Select Fund” dated May 1, 2010, as amended (the “Agreement”); and

WHEREAS, the Trust and Adviser desire to amend and supplement the Agreement upon the following terms and conditions;

NOW THEREFORE, in consideration of the renewal of the premises, the promises, and the mutual covenants contained in the Agreement, and good and fair consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and Adviser hereby agree that the Agreement is amended and supplemented as follows:

1.	The name of the Agreement is hereby changed to the following:

Expense Limitation Agreement

For the Pacific Dynamix Portfolios of Pacific Select Fund

2.	Schedule A, Operating Expense Limits, is hereby deleted in its entirely and replaced with the attached Schedule A, as may be amended from time to time.

3.	Except as amended in this Agreement, the terms and conditions of the Agreement shall remain in full force and effect

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

PACIFIC SELECT FUND

By: /s/ Howard T. Hirakawa	By: /s/ Jane M. Guon
Name: Howard T. Hirakawa	Name: Jane M. Guon
Title: Senior Vice President	Title: Secretary

PACIFIC LIFE FUND ADVISORS LLC

By: /s/ Howard T. Hirakawa	By: /s/ Jane M. Guon
Name: Howard T. Hirakawa	Name: Jane M. Guon
Title: SVP, Fund Advisor Operations	Title: Secretary

SCHEDULE A

to the

Expense Limitation Agreement

For the Pacific Dynamix Portfolios of Pacific Select Fund1

Portfolio	Expense Limitation[2]	Effective Date of Current Limit	Expiration Date
Pacific Dynamix – Conservative Growth	0.59%	May 1, 2016	April 30, 2017
Pacific Dynamix – Moderate Growth	0.59%	May 1, 2016	April 30, 2017
Pacific Dynamix – Growth	0.59%	May 1, 2016	April 30, 2017

Effective: May 1, 2016

1 The Underlying Portfolios currently have no expense limitations in place.

2 Maximum operating expense limit as a percentage of average net assets.